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                                                                    EXHIBIT 99.1




2950 North Loop West, Suite 700
Houston, TX  77092
PHONE: (713) 685-8062   FAX: (713) 683-7841

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Headline:  NATCO announces acquisition                        January 31, 2001
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         NATCO Group has reached agreement to acquire Axsia, Ltd., a privately held process design company based in the UK, for approximately $47 million. Axsia specializes in design and supply of water reinjection systems for oil and gas fields, as well as oily water treatment, oil separation, hydrogen production and other process equipment systems. The Company, which features such names as Serck Baker, Howmar and Mozley, is an excellent fit with two smaller, recent NATCO Group acquisitions in the water processing sector. The acquisition is expected to be modestly accretive for NATCO earnings in 2001, on Axsia revenues in the $70-80 million range. The transaction is expected to close by the end of February and will be financed by bank borrowings.

         Water processing and reinjection from oil and gas production are expected to be active and growing markets in the years ahead, and Axsia currently has a strong backlog and good prospects worldwide. "Axsia is a technology leader and the premiere supplier of water reinjection and related systems for the oil and gas industry", said Nat Gregory, CEO of NATCO. "It is an ideal complement to our own process equipment capability and reputation."

         The Company noted that many large international projects, particularly offshore, involve both NATCO's oil and gas processing systems as well as Axsia's water processing and reinjection systems. In addition, NATCO provides automation and control systems through its operating unit, TEST, which further adds to the breadth of scope in integrated, turnkey supply for customers and therefore allows better leverage of NATCO and Axsia marketing relationships as well as greater potential to play an important role with major oil and gas operators at the critical early stages of a major project. On the execution side, the two companies' engineering and project management capabilities fit together very well and since Axsia does not have in-house manufacturing capability, the combination will be further additive in cases where water processing and reinjection systems can be fabricated in NATCO facilities. Finally, the integration of NATCO and Axsia fluid technologies should significantly enhance the combined product line. "From the customer's point of view, there are important benefits from consolidating scope of supply and getting the best technology and project execution from a single source," commented Gregory. "This is right in line with our strategy of building a world-class Engineered Systems business."

         The Company also noted that Axsia's employee base and management team have an excellent track record and strong reputation, and will provide for NATCO Group a more effective presence in international markets, particularly in the North Sea, South America, North

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                                                          EXHIBIT 99.1 (Cont'd.)


Africa and the Middle East. There should also be greater leverage and efficiency in Southeast Asia, where both companies have large projects ongoing and NATCO recently opened a regional office in Singapore.

         The Company has scheduled a conference call on Thursday February 1, 2001 at 3:00 PM EST to discuss the acquisition. The call will be broadcast on live http://www.videonewswire.com/NATCO/020101/.

         NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for more than 70 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

         Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of
Section 21E of the Securities Exchange Act of 1934 and may involve risk and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Form S-1 and the Annual Report on Form 10-K, which identifies significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.